                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement                     [ ] Confidential, for Use of the Commission Only
                                                        (as permitted by Rule 14a-6(e)(2)
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[X] Soliciting Material Pursuant to Rule 14a-12

                           Monarch Dental Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

         [X] No fee required

         [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
             0-11.

         (1) Title of each class of securities to which transaction applies:

         (2) Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4) Proposed maximum aggregate value of transaction:

         (5) Total fee paid:

         [ ] Fee paid previously with preliminary materials.

         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1) Amount Previously Paid:

         (2) Form, Schedule or Registration Statement No.:

         (3) Filing Party:

         (4) Date Filed:

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MONARCH DENTAL CORPORATION ENTERS INTO LETTER OF INTENT REGARDING SALE OF THE
COMPANY AT $5.00 PER SHARE

DALLAS--September 12, 2002--Monarch Dental Corporation (Nasdaq: MDDS) today announced that it has entered into a letter of intent with Bright Now! Dental, Inc., Gryphon Advisors II, L.P. and The 180(Degree) Group, LLC regarding the sale of the Company. The sale transaction would be structured as a merger of an affiliate of Bright Now! Dental with the Company. Stockholders of the Company would receive $5.00 per share in cash upon completion of the merger. In connection with entering into the letter of intent, the investors provided the Company with financing commitments sufficient to fund the proposed transaction.

The proposed transaction is subject to certain conditions, including, without limitation, final confirmatory due diligence, the negotiation, execution and delivery of a definitive agreement among the parties, and the approval of the Company's stockholders and existing lending group.

The parties anticipate entering into definitive documentation concerning the proposed transaction by October 14, 2002. The Company does not intend to issue any other public statements concerning the proposed sale of the Company until a definitive agreement has been executed or the letter of intent has been terminated.

Commenting on the proposed transaction, W. Barger Tygart, Chairman and Chief Executive Officer of the Company, stated, "We are pleased to have reached an initial agreement with this strong strategic player and its investor group. By joining forces with Bright Now! Dental and Gryphon, we hope to remove the cloud of financial insecurity that has surrounded the Company due to the current defaults under its credit facility. By doing so, we will be able to focus on our core operations, while assuring continued quality management and administrative services to the dental group practices. We believe that this proposed transaction is in the best interests of the Company and all of its various constituencies."

"Monarch Dental is an excellent strategic fit for our company," said Steven C. Bilt, President and Chief Executive Officer of Bright Now! Dental. "Their operations team and dentists are an ideal complement to Bright Now! Dental, and Monarch Dental's expanded national presence will further leverage the administrative, marketing, and operational expertise that makes Bright Now! Dental successful. We strongly believe it is in the best interests of the Company's doctors and employees, and ultimately patients, for Monarch Dental to be acquired by Bright Now! Dental. This will enable the combined company to focus solely on facilitating the delivery of quality dental healthcare and operational improvements without public distractions. Together, Bright Now! Dental and Monarch Dental will comprise a unique company that supports the mission of helping dentists to operate their practices with a heightened focus on patient care and to deliver quality dentistry, exceptional value, and superior service."

Kurt Kaull, partner at Gryphon Investors, stated, "Based on Gryphon's success with Bright Now! Dental and as a result of our strong relationship with Bright Now! Dental's senior lenders, we are uniquely positioned to complete the cash acquisition of Monarch Dental. We believe that Bright Now! Dental, with its established operating model focusing on the success of each dental office as a local business unit, combines with the proven turnaround capabilities of Gryphon's Operations Group and Monarch Dental to provide an ideal platform to create an industry leader."

ABOUT MONARCH DENTAL(R)

Monarch Dental Corporation (Nasdaq: MDDS) [www.monarchdental.com] provides business support services to 152 dental offices serving 17 markets in 13 states. Monarch Dental offices offer a wide range of general dental services, including preventive care, restorative services, and cosmetic services. In addition, many practices offer specialty services such as orthodontics, periodontics, oral surgery, endodontics, and pediatric dentistry. Based in Dallas, Texas, Monarch Dental and its affiliated dentists have annual revenues of approximately $185 million and employ approximately 2,200 people.

ABOUT BRIGHT NOW!(R) DENTAL

Bright Now! Dental [www.brightnow.com] is a leading dental practice management company that owns or provides business support services to 52 dental offices in California, Oregon, and Washington. Bright Now! Dental's mission is to assist dentists in delivering quality dental care, exceptional value, and superior service at convenient locations, utilizing a unique marketing and real estate approach. By assuming responsibility for administrative, financial, marketing, and information services, Bright Now! Dental offers dentists and therefore patients numerous benefits and advantages over traditional dental care. Bright Now! Dental's affiliated and staff dentists deliver general, preventive, specialty, and cosmetic dental care to more than 250,000 patients each year. Based in Santa Ana, California, Bright Now! Dental and its affiliated dentists employ approximately 950 people. Under the strategic direction and guidance of its quality management team, Bright Now! Dental has enjoyed significant growth. Bright Now! Dental's majority shareholder is Gryphon Investors, a leading middle market private equity firm with approximately $500 million of capital under management.

ABOUT GRYPHON INVESTORS

Based in San Francisco, California, Gryphon Investors focuses on leveraged acquisitions of and growth investments in middle-market companies in partnership with experienced management. With approximately $500 million of committed equity capital under management, Gryphon typically seeks to invest $20 to $100 million of its own capital in companies that are valued between $50 million and $500 million. Gryphon's limited partners include some of the most respected institutions and individuals in the private equity industry, including the state public pension funds of Oregon, Washington, Colorado and Pennsylvania, as well as the personal capital of the partners and investment professionals of Kohlberg Kravis Roberts & Co., the Texas Pacific Group and Oak Hill Partners. Gryphon believes that attractive returns can be earned for its limited partners and management teams through a focus on growing the inherent operating value of a company versus a focus on financial engineering. As a result, Gryphon prioritizes investment opportunities where it can form proactive partnerships with owners and executives to build leading companies, utilizing Gryphon's capital, professional resources and significant financial and operational experience. Gryphon's full-time professional resources include both investment and operations professionals, who work on an integrated basis to maximize the value Gryphon provides to its portfolio companies. In this transaction, Gryphon has partnered with The 180(Degree) Group, a Los Angeles-based consulting firm that specializes in turnaround situations.

This press release contains certain statements that are "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995 and releases issued by the Securities and Exchange Commission. Such statements are subject to uncertainties and risks that could cause the actual results to differ materially from anticipated future results expressed or implied by such forward-looking statements. These uncertainties and risks include, but are not limited to, the risk that the Company will not be able to negotiate satisfactory definitive documentation regarding the proposed transaction, the risk that the Company will not be able to complete the merger if definitive documentation is executed, the risk that the Company's stockholders will not approve the proposed transaction, the risk that the investor group will not be able to satisfy all of the conditions in its financing commitments, the risk that the Company will not be able to reach a satisfactory agreement with its existing lenders regarding the proposed transaction and/or the Company's current defaults under its credit facility, the risk that the Company's lenders will exercise their rights of set-off and/or foreclosure, the risk that the Company will not be able to maintain sufficient liquidity to fund its future operations, uncertainties regarding the impact of the events disclosed in this press release on the Company's operations, including its relationships with its customers and vendors, risks associated with the change of status or departure of key personnel, and other risks detailed in the Company's Securities and Exchange Commission filings. The Company expressly disclaims any responsibility to update forward-looking statements.

                   ADDITIONAL INFORMATION AND WHERE TO FIND IT

If and when the parties execute definitive documentation regarding the proposed transaction, Monarch Dental Corporation plans to mail a proxy statement to its stockholders containing information about the merger. Investors and securityholders of the Company are advised to read the proxy statement carefully when it becomes available because it will contain important information about the merger, the persons soliciting proxies related to the merger, their interest in the merger, and related matters. Investors and securityholders may obtain free copies of the proxy statement (when available) and other documents filed by the Company at the Securities and Exchange Commission's website at http://www.sec.gov. Free copies of the proxy statement also will be available from the Company by directing such requests to Investor Relations, Monarch Dental Corporation, Tollway Plaza II, 15950 North Dallas Parkway, Suite 825, Dallas, Texas 75248, telephone (972) 361-8420.

                       INFORMATION CONCERNING PARTICIPANTS

Monarch Dental Corporation, its directors, executive officers and certain other members of management and employees may be soliciting proxies from the Company's stockholders in favor of the merger. As of the date of this press release, Dr. Warren F. Melamed, a director of the Company, beneficially owned approximately 17% of the Company's outstanding common stock, and W. Barger Tygart, Chairman and Chief Executive Officer of the Company, beneficially owned approximately 3% of the Company's outstanding common stock. Each of the other directors and executive officers of the Company beneficially owned less than one percent of the outstanding common stock. Additional information about the interests of these participants may be obtained from reading the proxy statement regarding the proposed transaction when it becomes available.

Contact:

     Monarch Dental Corporation
     Lisa Peterson, 972/361-8430
     Chief Financial and Administrative Officer